As filed with the Securities and Exchange Commission on September 6, 2006

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANESBRANDS INC.

(Exact name of registrant as specified in its charter)

Maryland	20-3552316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 East Hanes Mill Road Winston-Salem, North Carolina	27105
(Address of Principal Executive Offices)	(Zip Code)

Hanesbrands Inc. Retirement Savings Plan

Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico

Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico

Hanesbrands Inc. Omnibus Incentive Plan of 2006

Hanesbrands Inc. Employee Stock Purchase Plan of 2006

Hanesbrands Inc. Executive Deferred Compensation Plan

Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan

(Full Titles of the Plans)

Catherine A. Meeker

Associate General Counsel and Secretary

1000 East Hanes Mill Road

Winston-Salem, North Carolina 27105

(Name and Address of agent for service)

(336) 519-4400

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, Par Value $0.01(3)(4)(5)	25,547,000 shares	$19.75	$504,553,250	$53,987.20
Preferred Stock Purchase Rights	(3)	(3)	(3)	(3)
Deferred Compensation Obligations (6)	$45,500,000	100%	$45,500,000	$4,868.50
TOTAL FEE				$58,855.70

(1)	Plus an indeterminate number of additional shares that may be issued if the anti-dilution adjustment provisions of the plans become operative; in addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the savings plans described herein.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with rule 457(c) and (h) (1) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on September 1, 2006
(3)	Each share of Common Stock registered hereunder includes an associated preferred stock purchase right. Until the occurrence of certain prescribed events, none of which have occurred, the preferred stock purchase rights will trade, and may be transferred only with the Common Stock. The value attributable to the rights, if any, will be reflected in the market price of the Common Stock. No separate consideration is payable for, and no additional registration fee is payable with respect to, the rights.
(4)	Includes an indeterminate number of interests related to the Common Stock to be issued under the Omnibus Incentive Plan of 2006, all of which are generally nontransferable, including stock options and stock equivalents.
(5)	9,900,000 of these shares are to be issued under the Hanesbrands Inc. Retirement Savings Plan, 50,000 of the shares are to be issued under the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico, 50,000 of these shares are to be issued under the Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico, 13,105,000 of these shares are authorized to be issued under the Hanesbrands Inc. Omnibus Incentive Plan of 2006, and 2,442,000 of these shares are authorized to be issued under the Hanesbrands Inc. Employee Stock Purchase Plan of 2006.
(6)	The Deferred Compensation Obligations are unsecured general obligations of Hanesbrands Inc. to pay deferred compensation in accordance with the terms of the Hanesbrands Inc. Executive Deferred Compensation Plan and Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan. $45 million is reserved as deferred compensation obligations under the Executive Deferred Compensation Plan and $500,000 is reserved as deferred compensation obligations under the Non-Employee Director Deferred Compensation Plan.

PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and the Introductory Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b).

PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Hanesbrands Inc. (the “Company”) (File No. 001-32891) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1.	The Company’s Form 10 as declared effective by the Commission on August 11, 2006

2.	The Annual Report on Form 11-K for the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico (Successor to the Sara Lee Corporation Personal Products Salaried Retirement Plan of Puerto Rico) for the fiscal year ended December 31, 2005, as filed by Sara Lee Corporation (No. 001-03344) on June 27, 2006.

3.	The Annual Report on Form 11-K for the Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico (Successor to the Playtex Apparel Retirement Savings Plan for Hourly Puerto Rican Employees) for the fiscal year ended December 31, 2005, as filed by Sara Lee Corporation (No. 001-03344) on June 27, 2006.

4.	The Company’s Current Report on Form 8-K filed on September 5, 2006

5.	The description of the Company’s Common Stock, par value $0.01 per share, including the associated preferred stock purchase rights (the “Common Stock”), included under the caption “Description of Our Capital Stock” in the Registration Statement on Form 10 August 10, 2006.

All reports and other documents subsequently filed by the Company and the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the shares of Common Stock and all Obligations (as defined below and, together with the Common Stock, the “Securities”) offered hereby have been sold or which deregisters all the Securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents; (such documents and the documents enumerated above being hereinafter referred to as “Incorporated Documents”).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for this purpose to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

The Common Stock to be offered is registered under Section 12(b) of the Exchange Act.

This Registration Statement also registers deferred compensation Obligations (as defined below) pursuant to the Hanesbrands Inc. Executive Deferred Compensation Plan (the “Employee Plan”) and the Hanesbrands Inc. Non-Employee Directors Deferred Compensation Plan (the “Director Plan” and, together with the Employee Plan, the “Deferred Compensation Plans”) which represent obligations (“Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of each plan and which are filed as Exhibits to this Registration Statement. Eligible employees of the Registrant are entitled to defer receipt of certain compensation into the Employee Plan and non-employee members of the Board of Directors of the Registrant are entitled to defer receipt of cash and equity retainer payments into the Director Plan.

The Obligations are general unsecured obligations of the Registrant subject to the claims of its general creditors. The plans are considered entirely unfunded for tax purposes.

The amount of compensation to be deferred by each participating eligible employee or Board member (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the applicable Deferred Compensation Plan based on elections by each Participant.

A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries may not anticipate, alienate, sell, transfer, assign or otherwise dispose of any right or interest in the Deferred Compensation Plan in which they are participating.

The amount of compensation deferred by each Participant is determined in accordance with each Participant’s election. Obligations in an amount equal to each Participant’s Deferral Account (as defined in the applicable Deferred Compensation Plan) consisting of deferred compensation for a plan year and any earnings or losses in value thereon) will be payable either on the withdrawal date elected by the Participant or upon the occurrence of certain events as provided under the applicable Deferred Compensation Plan.

Under the Deferred Compensation Plans, Obligations earn or lose value based on the investment performance of one or more of the various investment funds offered under the applicable Deferred Compensation Plan and selected by the Participants. However, the Company is not obligated to invest in such funds. The investment funds are used only for purposes of crediting or debiting the Participants’ Deferral Accounts with deemed earnings or losses. Participants have no actual investment in these funds.

The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of any negative pledge or any other affirmative or negative covenant on the part of the Company. Neither will the Obligations have the benefit of any lien on any specific property of the Company.

The Company reserves the right to amend or terminate the either of the applicable Deferred Compensation Plans at any time, except that no such amendment or termination shall adversely affect a Participant’s right to Obligations in the amount of the Participant’s Deferral Accounts as of the date of such amendment or termination.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2-405.2 of Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment or other adjudication as material to the cause of action adjudicated in the proceeding. The Company’s charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by MGCL.

Section 2-418(d) of MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director of the corporation who has been successful, on the merits or otherwise, in the defense of any proceeding to which such director was made a party by reason of the director’s service in that capacity. Section 2-418(b) permits a corporation to indemnify its present or former directors against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with any proceeding to which the director is made a party by reason of the director’s service as a director, unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If, however, the proceeding was one by or in the right of the corporation and the director was adjudged liable to the corporation, the corporation may not indemnify the director. MGCL also permits a Maryland corporation to pay a director’s expenses in advance of the final disposition of an action to which the director is a party upon receipt by the corporation of (1) a written affirmation by the director of the director’s good faith belief that the director has met the standard of conduct necessary for indemnification and (2) a written undertaking by or on behalf of the director to repay the amount advanced if it is ultimately determined that the director did not meet the necessary standard of conduct. Section 2-418 of the MGCL defines a director as any person who is or was a director of a corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or employee benefit plan. Section 2-418(j)(2) of MGCL also permits a Maryland corporation to indemnify and advance expenses to its officers, employees and agents to the extent that it may indemnify and advance expenses to its directors.

The Company’s bylaws obligate us, to the maximum extent permitted by MGCL, to indemnify any of the Company’s present or former directors or officers or those of the Company’s subsidiaries who (1) is made a party to a proceeding by reason of such person’s service in that capacity or (2) while a director or officer and at the Company’s request, serves or served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee from and against any claim or liability to which that person may become subject or which that person may incur by reason of such person’s services in such capacity (or by reason of his or her service as a director or officer of Sara Lee Corporation or a subsidiary thereof in connection with Sara Lee’s Branded Apparel Americas/Asia business) and to pay or reimburse that person’s reasonable expenses in advance of final disposition of a proceeding. This indemnity could apply to liabilities under the Securities Act in certain circumstances.

The Company’s bylaws also permit us, with the approval of the Company’s board of directors, to indemnify and advance expenses to (1) a person who served a predecessor in any of the capacities described above (other than Sara Lee or a subsidiary thereof) or (2) any of the Company’s employees or agents, or any employee or agent of a predecessor.

The Company also maintains indemnity insurance as permitted by Section 2-418 of MGCL, pursuant to which the Company’s officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related losses under the Securities Act or the Exchange Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in city of Winston-Salem, State of North Carolina, on the 5th day of September, 2006.

HANESBRANDS INC.

By:	/s/ Richard A. Noll
Richard A. Noll
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Hanesbrands Inc., hereby severally constitute and appoint, Lee A. Chaden, Richard A. Noll and E. Lee Wyatt Jr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and generally to do all such things in our name and behalf in the capacities indicated below to enable Hanesbrands Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of September, 2006.

Signature	Title

/s/ Lee A. Chaden Lee A. Chaden	Executive Chairman and Director

/s/ Richard A. Noll Richard A. Noll	Chief Executive Officer and Director (Principal Executive Officer)

/s/ E. Lee Wyatt, Jr. E. Lee Wyatt, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Roderick A. Palmore Roderick A. Palmore	Director

/s/ Diana S. Ferguson Diana S. Ferguson	Director

Pursuant to the requirements of the Securities Act of 1933, an authorized representative of the Hanesbrands Inc. Retirement Savings Plan has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina on the 5th day of September, 2006.

HANESBRANDS INC. RETIREMENT SAVINGS PLAN

By:	/s/ Annamarie D’Souza
Authorized Member of the Employee Benefits Administrative Committee of the Hanesbrands Inc. Retirement Savings Plan

Pursuant to the requirements of the Securities Act of 1933, an authorized representative of the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina on the 5th day of September, 2006.

HANESBRANDS INC. SALARIED RETIREMENT SAVINGS PLAN OF PUERTO RICO

By:	/s/ Annamarie D’Souza
Authorized Member of the Employee Benefits Administrative Committee of the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico

Pursuant to the requirements of the Securities Act of 1933, an authorized representative of the Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina on the 5th day of September 2006.

HANESBRANDS INC. HOURLY RETIREMENT SAVINGS PLAN OF PUERTO RICO

By:	/s/ Annamarie D’Souza
Authorized Member of the Employee Benefits Administrative Committee of the Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Amendment and Restatement of the Registrant’s Articles of Incorporation, together with form of Articles Supplementary (Junior Participating Preferred Stock, Series A) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission filed on September 5, 2006).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission filed on September 5, 2006).

4.1	Rights Agreement between the Company and Computershare Trust Company, N.A., Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission filed on September 5, 2006).

5(a)	Opinion of McDermott Will & Emery LLP.*

5(b)	Undertaking: Registrant undertakes that it will submit or has submitted each of the Hanesbrands Inc. Retirement Savings Plan, the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico and the Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico, along with any amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans described herein.

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Crowe Chizek and Company LLC*

23.3	Consent of McDermott Will & Emery LLP (contained in Exhibit 5(a)).

99.1	Hanesbrands Inc. Omnibus Incentive Plan of 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission filed on September 5, 2006).

99.2	Hanesbrands Inc. Employee Stock Purchase Plan of 2006 (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

99.3	Hanesbrands Inc. Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

99.4	Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission filed on September 5, 2006).

*	Filed herewith